THE AXA FINANCIAL, INC. NON-QUALIFIED STOCK PURCHASE PLAN

SECTION 1. PURPOSE

     The purpose of The AXA Financial, Inc. Non-Qualified Stock Purchase Plan (the "Plan") is to encourage and facilitate equity ownership of AXA by Employees by providing a continuous opportunity to purchase ADRs through voluntary after-tax payroll deductions and additional cash contributions. The Plan, originally effective October 1, 1995, was amended October 3, 2001, April 16, 2002 and April 29, 2003. The effective date of this amendment to the Plan is November 13, 2003.

SECTION 2. DEFINITIONS

     Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

(a) "ADR" means an American Depositary Receipt evidencing an American Depositary Share, which represents one ordinary share of AXA.

(b) "Affiliate" means each of the Company's and AXA's direct or indirect majority owned subsidiaries.

(c)  "AXA" means AXA, a French societe anonyme.

(d)  "Board" means the Board of Directors of the Company.

(e) "Cash Contributions" means an Employee's after-tax contributions pursuant to Section 5.2.

(f)  "Code" means the Internal Revenue Code of 1986, as amended.

(g)  "Company" means AXA Financial, Inc., a Delaware corporation.

(h) "Compensation" means, for a common-law employee, base salary, short-term incentive compensation and commissions, but excludes any portion of such amounts which are deferred under a non-qualified deferred compensation plan. For a financial professional classified as a full-time life insurance salesperson, "Compensation" means all payments from an Employer that are benefits eligible under the plans or policies of such Employer. For Retired Senior Sales Force Financial Professionals, "Compensation" means eligible compensation as determined by the Plan Administrator.

(i) "Custodian" means EquiServe or such other entity appointed by the Plan Administrator.

(j) "Dividend Reinvestment Plan" or "DRP" means the Dividend Reinvestment Plan for American Depositary Shares of AXA.

(k) "Employees" means all active, full-time common-law employees of an Employer, all active financial professionals classified as full-time life insurance salespersons by an Employer or all financial professionals of an Employer selling under a 14th edition R form of sales associate agreement ("Retired Senior Sales Force Financial Professionals").

(l) "Employer" means the Company and any Affiliate that elects to participate in the Plan with the consent of the Company.
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(m)  "Employer Matching Contributions" means amounts contributed by an Employer pursuant to Section 5.3.

(n) "Individual Account" means a separate account or accounts maintained by the Custodian for each participating Employee.

(o) "LTD" means long-term disability status, as determined in accordance with the otherwise applicable plans or policies of an Employee's Employer.

(p) "Payroll Contributions" means an Employee's after-tax contributions of Compensation by payroll deduction pursuant to Section 5.2.

(q) "Plan Administrator" means the Organization and Compensation Committee of the Board of Directors of the Company.

(r) "Plan Year" means a period of twelve months commencing on January 1 and ending on the next December 31.

(s) "Purchase Expenses" means all expenses incurred in connection with the purchase of outstanding ADRs for delivery under the Plan pursuant to
     Section 5.5.

(t) "Purchase Funds" means the Transferred Funds or Cash Contributions, as applicable.

(u) "Severance" means severance as determined in accordance with the otherwise applicable plans or policies of an Employee's Employer.

(v) "Terminating Event" means a participating Employee's (i) termination of Employee status for any reason, (ii) attaining LTD status or Severance status, or (iii) commencing Unpaid Leave, or any other event which causes such Employee to no longer meet the requirements of Section 4.

(w) "Transferred Funds" means the Payroll Contributions and Employer Matching Contributions made pursuant to Section 5 to an Employee's Individual Account during the applicable payroll period.

(x) "Unpaid Leave" means an unpaid leave of absence or any leave of absence that does not meet the requirements of Treasury Regulation Section 1.421-7(h)(2).

(y) "Withdrawn ADRs" means any ADRs which have been retained in an Employee's Individual Account for less than six months.

SECTION 3. ADMINISTRATION

     The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have authority to make rules and regulations for the administration of the Plan, and its interpretations and decisions with regard thereto shall be final and conclusive. The Plan Administrator may delegate responsibility for the day-to-day operation and administration of the Plan to any officer or employee or group of officers or employees of the Company or any Employer.

SECTION 4. ELIGIBILITY

     4.1 General Rule. Except as otherwise provided herein, all Employees shall be eligible to participate in the Plan.

     4.2 Exclusions. Notwithstanding the provisions of Section 4.1, any Employee who (i) is a part-time or temporary common law Employee, (ii) is on LTD status,
(iv) is on Unpaid Leave, (v) is on Severance status, or (vi) terminates his or her status as an Employee, or whose status as an Employee is terminated for any reason, shall not be eligible to participate in the Plan.

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SECTION 5. AXA ADR PURCHASES

     5.1 Participation. An Employee who meets the requirements in Section 4 may participate in the Plan under this Section 5 by enrolling through an automatic voice response system, or satisfying such other conditions as the Plan Administrator shall establish from time to time. When enrolling in the Plan, an Employee shall authorize an after-tax payroll deduction from the Employee's Compensation to be made as of any future payroll period. Any election to authorize payroll deductions shall be effective no later than the second payroll period, or such greater or lesser period of time as the Plan Administrator shall determine, after the date on which the eligible Employee enrolls through the automatic voice response system.

     5.2 Employee Contributions. There shall be an Individual Account for each participating Employee to which shall be credited the amount of any contributions made by or on behalf of the Employee, and the number of ADRs that are purchased on such Employee's behalf, pursuant to the terms of the Plan. An Employee may authorize Payroll Contributions, in whole number percentages, from a minimum of 2% to a maximum of 15%, of the Compensation that the Employee receives during each payroll period; provided that no Employee shall be entitled to make Payroll Contributions for any Plan Year in excess of $25,000. Any Employee who has made Payroll Contributions may also deliver to the Custodian one or more cash contributions, each of which shall be no less than $100 (or such greater or lesser amount as the Plan Administrator shall determine), during any payroll period in which such Payroll Contributions are made, by personal check or other acceptable cash equivalent acceptable to the Custodian; provided that no Employee shall be entitled to make Cash Contributions for any Plan Year in excess of $25,000. In the event of a participating Employee's Terminating Event, (i) no further Payroll Contributions or Cash Contributions by such Employee shall be permitted and (ii) if the participating Employee ceases to be eligible to participate in the Plan due to termination of Employee Status for any reason, no further Employer Matching Contributions shall be made with respect to such Employee. Employees on short-term disability may make Payroll Contributions and Cash Contributions.

     5.3 Employer Matching Contributions. With respect to each Employee who at any time has made a Payroll Contribution pursuant to Section 5.2 and retains the ADRs purchased with such Payroll Contribution in the Employee's Individual Account for a period of at least six months after the date of such Payroll Contribution, the Employee's Employer shall thereafter make an Employer Matching Contribution, equal to 15% of the Employee's Payroll Contribution, which shall be used to purchase ADRs. Such Employer Matching Contribution shall be remitted to the Employee's Individual Account in accordance with Section 5.4 immediately after the end of the first payroll period ending after the sixmonth anniversary of the date on which such Payroll Contribution was made by the Employee; provided that no Employer Matching Contribution shall be made if the participating Employee (i) has withdrawn the ADRs acquired with such Payroll Contribution, or (ii) ceases to be eligible to participate in the Plan by reason of termination of Employee status for any reason.

     5.4 Remitting of Funds. As soon as practicable, but in no event later than five business days following the end of each payroll period, for each participating Employee, each Employer shall remit the Transferred Funds to the Individual Account of the Employee.

     5.5 Purchase of ADRs. As soon as practicable, but not later than five business days following the receipt of any Purchase Funds, the Custodian shall place orders with a registered broker-dealer selected by the Custodian, which broker-dealer shall not be an affiliate of the Company, for the purchase on the New York Stock Exchange, at the then-quoted market prices, of that number of whole ADRs that may be purchased with the Purchase Funds, provided that the Plan Administrator shall establish reasonable procedures to address the question of any fractional ADRs in a manner that assures that no Purchase Funds remain uninvested beyond the fifth business day following receipt thereof. The price per ADR (the "Purchase Price") for ADRs purchased for each participating Employee's Individual Account on any given date shall be the average price of all ADRs purchased under the Plan on such date. The Employee's Individual Account shall be credited with that number of whole and fractional ADRs which have an aggregate Purchase Price equal to the Employee's Payroll Contributions, Cash Contributions

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and Employer Matching Contributions included in such Purchase Funds. The
Employee's Individual Account shall be charged for the amount of the Purchase Funds allocated to such purchase, and the ownership by such Employee of any such ADRs shall be appropriately evidenced on the books of the Company or any other entity designated by the Plan Administrator in its sole discretion.

     5.6 Transfer of ADRs. A participating Employee owning ADRs in certificate form or in "street name" with a bank or broker or any other nominee may choose to have his ADRs transferred to the Plan. No Employer Matching Contribution will be made in respect of any such transferred AXA ADRs.

SECTION 6. DEDUCTION CHANGES AND PLAN WITHDRAWALS

     6.1 Deduction Changes. Subject to Section 5.2, a participating Employee may increase or decrease his Payroll Contributions, effective under Section 5, no later than the second payroll period commencing after the receipt of proper notice of such change by the Plan Administrator or its designee.

     6.2 Withdrawals. An Employee may at any time (subject to such notice requirements as the Plan Administrator may from time to time prescribe), and for any reason, cease participation in the Plan and withdraw all or any portion of the ADRs and cash, if any, in his Individual Account pursuant to Section 9. The Employee may thereafter recommence participation in the Plan under Section 5, effective no later than the second payroll period, or such greater or lesser period of time as the Plan Administrator shall determine, following the completion of re-enrollment pursuant to Section 5.1.

SECTION 7. REINVESTMENT OF DIVIDENDS AND TAX TREATY PAYMENTS

     By electing to participate in the Plan, each Employee affirmatively agrees, with respect to ADRs held under the Plan, to participate in and be bound by the terms and conditions of the DRP. The Individual Account of each participating Employee shall be credited with the number of ADRs purchased through the reinvestment of dividends payable on the ADRs (and the reinvestment of any similar cash payments) otherwise credited to the Employee's Individual Account.

SECTION 8. ISSUANCE OF CERTIFICATES

     While maintained by the Custodian, all ADRs shall be held in the name of the Custodian or its nominee, or in street name. Certificates may be registered only in the name of the Employee. Upon an Employee's request to the Plan Administrator or its designee, the Plan Administrator shall seek to have certificates issued to the Employee as soon as practicable following such request. If any ADR withdrawn or otherwise distributed to an Employee are Withdrawn ADRs, such Employee will not be eligible for an Employer Matching Contribution with respect to any Payroll Contributions used to purchase such Withdrawn ADRs.

SECTION 9. DISTRIBUTIONS

     Upon termination of Employee status, an Employee may be asked to withdraw the entire balance of the AXA ADRs in the Employee's Individual Account within certain time limits. If the Employee does not withdraw such AXA ADRs within such time limits, they may be transferred to an account established for the Employee under the DRP.

SECTION 10. MISCELLANEOUS PROVISIONS

     10.1 Withholding. An Employer or its designee may make such provisions and take such action as it may deem necessary or appropriate for the withholding or reporting of any taxes which the Employer is required by law or regulation of any governmental authority, whether federal, state or local, to withhold in connection with the Plan, including, but not limited to, the withholding of appropriate sums from any amounts otherwise payable to a participating Employee.

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     10.2 Rights Not Transferable. Rights under the Plan are not transferable by a participating Employee.

     10.3 Adjustments in Capitalization; Mergers. In the event of any stock dividend or stock split, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin off, distribution of assets to shareholders (other than ordinary cash dividends), exchange of shares, or other similar corporate change affecting the ADRs, (i) ADRs credited to each Employee's Individual Account shall be adjusted in the same manner as all other outstanding ADRs in connection with such event, and (ii) the Board or a committee thereof shall determine the kind of ADRs which may be acquired under the Plan after such event, and the determination of the Board or committee shall be conclusive. Except as otherwise determined by the Board or a committee thereof, a merger or a similar reorganization which the Company or AXA does not survive, a liquidation or distribution of the Company or AXA, or a sale of all or substantially all of the assets of the Company or AXA, shall cause the Plan to terminate and all ADRs, other securities and cash, if any, in the Individual Accounts of participating Employees shall be distributed to each Employee pursuant to Section 9 as soon as practicable.

     10.4 Amendment of the Plan. The Board or its delegate may at any time, and from time to time, amend or modify the Plan in any respect, provided, however, no amendment, modification, or termination of the Plan shall in any manner adversely affect the rights of any Employee under the Plan, without the consent of the Employee. The Plan shall terminate at any time at the discretion of the Board or its delegate. Upon termination of the Plan, all ADRs and cash, if any, in the Individual Accounts of participating Employees shall be distributed to each Employee pursuant to Section 9 as soon as practicable.

     10.5 Requirements of Law. The Company's obligation to deliver ADRs under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     10.6 Custodial Arrangement. All cash and ADRs allocated to an Employee's Individual Account under the Plan shall be held by the Custodian in its capacity as a custodian for the Employee with respect to such cash and ADRs. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and its officers or the Board or the Plan Administrator or the Custodian, on the one hand, and any Employee, the Company or any person or entity, on the other hand.

     10.7 No Right to Continuous Employment. The Plan and any right to purchase ADRs granted hereunder shall not confer upon any Employee any right with respect to continuance of employment by the Company or any subsidiary, nor shall they restrict or interfere in any way with the right of the Company or any subsidiary by which an Employee is employed to terminate his employment at any time.

     10.8 Indemnification. Each person who is or shall have been a member of the Board or the Plan Administrator shall be indemnified and held harmless by the Company and each Employer against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be made a party or in which he may be involved by reason of any action taken or failure to act under the Plan (in the absence of bad faith) and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him, provided he shall give the Company or AXA an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or By-Laws, by contract, as a matter of law, or otherwise.

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     10.9 No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans.

     10.10 No Constraint on Corporate Action. Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company's right or power to make adjustments, reclassifications, reorganizations or changes to their capital or business structure, or to merge, consolidate or dissolve or to liquidate, sell, or transfer all or any part of its business or assets, or (ii) except as provided in Section 10.4, to limit the right or power of the Company or any of its subsidiaries or affiliates to take any action which such entity deems to be necessary or appropriate.

     10.11 Governing Law. The Plan shall be construed in accordance with and governed by the laws of New York, without regard to principles of conflict of laws.